Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

312.292.5130

investorinfo@ryerson.com

Ryerson Reports First Quarter 2019 Results

Strong net income generation with market share gains and expense leverage

CHICAGO – May 1, 2019 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the first quarter ended March 31, 2019.

Q1 2019 Key Achievements:

$1.23B	Net Sales	+31% vs. Q1 2018
18.8%	Gross Margin	+160 bps vs. Q4 2018
17.2%	Gross Margin, excl. LIFO*	-30 bps vs. Q4 2018
$29.5M	Net income attributable to Ryerson Holding	+$19.1M vs. Q1 2018
$63M	Adj. EBITDA, excl. LIFO	+1% vs. Q1 2018
3.7x	Net Debt / LTM Adj. EBITDA, excl. LIFO	-1.3x vs. Q1 2018
*excluding Purchase Accounting adjustments in Q4 2018
A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included in this news release

$ in millions, tons in thousands except average selling prices and EPS	Three Months Ended
Financial Highlights:	Q1 2019	Q4 2018	Q1 2018	QoQ	YoY

Tons shipped	619	577	526	7%	18%
Revenues	$1,231	$1,160	$941	6%	31%
Average selling prices	$1,988	$2,010	$1,790	(1%)	11%
Gross margin, excl. LIFO and purchase accounting adjustments	17.2%	17.5%	18.9%	(30bps)	(170 bps)
Warehousing, delivery, general, & administrative expenses	$164	$171	$131	(4%)	25%
As a percentage of revenue	13.3%	14.8%	13.8%	(150 bps)	(50 bps)
Adjusted net income	$30	$6	$10
Diluted adjusted earnings per share	$0.79	$0.16	$0.28
Adj. EBITDA, excl. LIFO	$63	$51	$62	25%	1%
As a percentage of revenue	5.1%	4.4%	6.6%	70 bps	(150 bps)

Balance Sheet and Cash Flow Highlights:
Net debt	$1,135	$1,130	$967
Net debt / LTM Adj. EBITDA, excl. LIFO	3.7x	3.7x	5.0x
Days of supply	75	82	68
Net cash provided by (used in) operating activities	($19)	$120	$32
A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included in this news release

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer said, “I want to thank our customers for the opportunity to earn your business, which we never take for granted, and my Ryerson and CS&W colleagues for an outstanding start to the year.  Ryerson grew net income and market share while generating expense leverage and managing working capital effectively to deliver strong earnings per share and higher Adjusted EBITDA, excluding LIFO in the first quarter of 2019 compared to both the first quarter of 2018 and fourth quarter of 2018. We accomplished these financial objectives despite well chronicled disruptive winter weather conditions, falling commodity prices, and rising average inventory costs which compressed margins through the first quarter. Ryerson’s network of intelligent service centers is providing ever better solutions and experiences to our customers as we continue bringing new value-added capabilities to the market.”

In the first quarter of 2019, Ryerson achieved revenues of $1.23 billion, an increase of 30.8 percent compared to $941 million in the first quarter of 2018, with tons shipped 17.7 percent higher and average selling prices 11.1 percent higher. Excluding the results of our third quarter 2018 acquisition of Central Steel & Wire Company (“CS&W”), revenues for the quarter were $1.06 billion, an increase of 12.5 percent year-over-year with average selling prices 13.1 percent higher and tons shipped down 0.6 percent. Ryerson gained market share during the first quarter of 2019 as North American volumes contracted 6.4 percent year-over-year according to the Metal Service Center Institute, or MSCI.

Gross margin was 18.8 percent for the first quarter of 2019, compared to 17.5 percent for the same quarter last year and 17.2 percent in the fourth quarter of 2018. Included in cost of materials sold during the first quarter of 2019 was LIFO income of $20.1 million, in-line with management’s guidance of $15 million to $20 million, compared to $13.3 million of LIFO expense in the first quarter of 2018 and LIFO expense of $0.9 million in the prior quarter. Gross margin, excluding LIFO and purchase accounting adjustments was 17.2 percent in the first quarter of 2019 compared to 18.9 percent in the first quarter of 2018 and 17.5 percent in the fourth quarter of 2018. Gross margins, excluding LIFO declined on a year-over-year and sequential basis primarily due to the decline in commodity prices experienced in the second half of 2018 and first quarter of 2019. A reconciliation of gross margin, excluding LIFO and purchase accounting adjustments to gross margin is included below in this news release.

Warehousing, delivery, selling, general, and administrative expense increased by $33.2 million, or 25.4 percent in the first quarter of 2019, compared to the year-ago period primarily driven by the acquisition of CS&W. On a same-store basis, expenses increased by $2.2 million, or 1.7 percent, compared to the first quarter of 2018. Warehousing, delivery, selling, general, and administrative expenses as a percentage of sales declined to 13.3 percent in the first quarter of 2019, or 12.5 percent on a same-store basis, compared to 13.8 percent in the first quarter of 2018.

Net income attributable to Ryerson Holding Corporation was $29.5 million, or $0.78 per diluted share, in the first quarter of 2019 compared to $10.4 million, or $0.28 per diluted share, in the prior year period. Ryerson achieved Adjusted EBITDA, excluding LIFO of $63.0 million in the first quarter of 2019, an increase of $0.8 million compared to the same quarter last year. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation are included below in this news release.

Liquidity & Debt Management

In the first quarter, Ryerson’s inventory balance stood at 75 days of supply, or 72 days on a same-store basis, compared to 82 days in the fourth quarter. Our inventory on hand was within our target range of 70 to 75 days as CS&W continued its commendable progress in moving inventory levels meaningfully closer to acquisition post-closing targets.

Cash used in operating activities was $18.5 million for the first quarter of 2019 compared to cash provided by operating activities of $31.7 million in the year-ago period, driven primarily by targeted inventory restocking partially offset by strong net income generation. Ryerson expects to generate cash from operating activities each quarter for the remainder of 2019 given our current view of gradual and moderate counter-cyclicality for the balance of the year. Further, Ryerson maintained a consistent leverage ratio of 3.7 times net debt to LTM Adjusted EBITDA, excluding LIFO compared to the fourth quarter of 2018 and ample liquidity of $460 million compared to $381 million in the first quarter of 2018, even with the repurchase of $11.6 million of our 11 percent Senior Secured Notes in January 2019.

Chief Financial Officer Erich Schnaufer said, “Ryerson is committed to reducing debt and lowering fixed cash commitments by generating higher through the cycle EBITDA and prudent balance sheet management. As legacy liabilities decline, Ryerson creates another important catalyst to complement improved operating performance and prospective refinancing drivers which should shift enterprise value from debt to equity.”

Central Steel & Wire Results

CS&W continued to enhance Ryerson’s commercial, processing, and operational strengths during the first quarter with net sales of $172.2 million and $3.4 million in Adjusted EBITDA, excluding LIFO. As part of Ryerson’s post-close optimization plan, CS&W has realized approximately $22 million of expense savings on an annualized basis from supply chain synergies and operational expense take-outs. Further, Ryerson realized approximately $12 million of cumulative proceeds since the acquisition from real estate sales for operations that were consolidated into existing facilities. CS&W’s improved working capital management has decreased inventory days of supply from 115 days in the fourth quarter of 2018 to 94 days in the first quarter of 2019 while delivering improved on-time delivery metrics. CS&W experienced peak margin compression in the first quarter of 2019 given its longer inventory holding period compared to other Ryerson facilities. Management anticipates stronger margins and EBITDA results in the second quarter of 2019.

Outlook Commentary

Ryerson anticipates tons shipped to be flat in the second quarter of 2019 compared to the first quarter of 2019 as customer demand sentiment remains stable in most of our key end-markets while channel inventories continue to destock from over-supplied levels and mill lead times remain short. Average selling prices as a function of softening commodity pricing across carbon, aluminum, and nickel are expected to decline 1 to 3 percent sequentially. Ryerson expects gross margin, excluding LIFO to expand approximately 30 to 50 basis points from the levels experienced in the first quarter of 2019 as average costs decline during the quarter at a slightly faster rate than average selling prices. Based on these expectations, Ryerson management currently anticipates earnings per diluted share in the range of $0.77 to $0.87 for the second quarter of 2019 and Adjusted EBITDA, excluding LIFO to be in the range of $64 to $68 million. A reconciliation of Adjusted EBITDA, excluding LIFO to earnings per diluted share is included below in this news release.

Same-store Key Financial Metrics Reconciliation

Three Months Ended March 31, 2019
$ in millions, tons in thousands	Central Steel & Wire Company	Ryerson Same Store	Ryerson Holding Corporation
Tons Shipped	96	523	619
Revenues	$172	$1,059	$1,231
Gross Margin, excl. LIFO	18.9%	16.9%	17.2%
Warehousing, delivery, general, & administrative expenses	$31	$133	$164
As a percentage of revenue	18.0%	12.5%	13.3%
Adj. EBITDA, excl. LIFO	$3	$60	$63
As a percentage of revenue	2.0%	5.7%	5.1%

First Quarter 2019 Major Product Metrics

Tons Shipped (thousands)						Average Selling Prices
Q1 2019		Q4 2018	Q1 2018	Quarter-over-quarter	Year-over-year	Quarter-over-quarter	Year-over-year
Carbon Steel	474	446	394	6.3%	20.3%	(1.2%)	17.4%
Aluminum	59	54	56	9.3%	5.4%	(0.1%)	16.7%
Stainless Steel	80	73	74	9.6%	8.1%	(3.9%)	7.1%

	Net Sales (millions)
	Q1 2019	Q4 2018	Q1 2018	Quarter-over-quarter	Year-over-year
Carbon Steel	657	626	465	5.0%	41.3%
Aluminum	273	250	222	9.2%	23.0%
Stainless Steel	278	264	240	5.3%	15.8%

Earnings Call Information

Ryerson will host a conference call to discuss its first quarter 2019 results Thursday, May 2, 2019 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 4575506. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Fourth
	First Quarter		Quarter
	2019	2018	2018

NET SALES	$1,230.8	$941.3	$1,160.0
Cost of materials sold	999.5	776.4	960.3
Gross profit	231.3	164.9	199.7
Warehousing, delivery, selling, general, and administrative	163.7	130.5	171.3
Restructuring and other charges	0.3	—	1.5
OPERATING PROFIT	67.3	34.4	26.9
Other income and (expense), net	(0.8)	3.6	(2.2)
Interest and other expense on debt	(23.9)	(23.3)	(26.0)
INCOME (LOSS) BEFORE INCOME TAXES	42.6	14.7	(1.3)
Provision (benefit) for income taxes	13.0	4.1	(2.0)
NET INCOME	29.6	10.6	0.7
Less: Net income attributable to noncontrolling interest	0.1	0.2	0.1
NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$29.5	$10.4	$0.6
EARNINGS PER SHARE
Basic	$0.79	$0.28	$0.01
Diluted	$0.78	$0.28	$0.01
Shares outstanding - basic	37.4	37.2	37.4
Shares outstanding - diluted	37.8	37.5	37.7

Supplemental Data :
Tons shipped (000)	619	526	577
Shipping days	63	64	61
Average selling price/ton	$1,988	$1,790	$2,010
Gross profit/ton	374	313	346
Operating profit/ton	109	65	47
LIFO expense (income) per ton	(32)	25	2
LIFO expense (income)	(20.1)	13.3	0.9
Depreciation and amortization expense	14.2	11.5	15.7
Cash flow provided by (used in) operating activities	(18.5)	31.7	119.8
Capital expenditures	(11.3)	(7.6)	(8.7)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation See Schedule 5 for Second Quarter 2019 Guidance reconciliation

		Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	March 31,	December 31,
	2019	2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$22.0	$23.2
Restricted cash	1.1	1.1
Receivables, less provisions of $3.6 in 2019 and $2.5 in 2018	590.4	521.0
Inventories	876.9	806.3
Prepaid expenses and other current assets	56.9	61.5
Total current assets	1,547.3	1,413.1
Property, plant, and equipment, at cost	839.4	838.4
Less: accumulated depreciation	358.7	349.4
Property, plant, and equipment, net	480.7	489.0
Operating lease assets	79.9	—
Other intangible assets	56.3	58.1
Goodwill	120.3	120.3
Deferred charges and other assets	5.2	5.8
Total assets	$2,289.7	$2,086.3
Liabilities
Current liabilities:
Accounts payable	$483.5	$390.2
Salaries, wages, and commissions	39.7	66.6
Other accrued liabilities	95.1	77.0
Short-term debt	18.7	27.3
Current portion of operating lease liabilities	17.4	—
Current portion of deferred employee benefits	7.9	7.9
Total current liabilities	662.3	569.0
Long-term debt	1,137.8	1,126.0
Deferred employee benefits	250.7	258.4
Noncurrent operating lease liabilities	68.1	—
Other noncurrent liabilities	58.0	57.0
Total liabilities	2,176.9	2,010.4
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2019 and 2018	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,665,580 and 37,656,505 shares issued at 2019 and 2018, respectively	0.4	0.4
Capital in excess of par value	381.8	381.0
Retained earnings	46.7	14.2
Treasury stock, at cost - Common stock of 212,500 shares in 2019 and 2018	(6.6)	(6.6)
Accumulated other comprehensive loss	(312.4)	(315.8)
Total Ryerson Holding Corporation Stockholders' Equity	109.9	73.2
Noncontrolling interest	2.9	2.7
Total Equity	112.8	75.9
Total Liabilities and Stockholders' Equity	$2,289.7	$2,086.3

			Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross margin to Gross margin excluding LIFO
(Dollars in millions)
			Fourth
	First Quarter		Quarter
	2019	2018	2018

Net income attributable to Ryerson Holding Corporation	$29.5	$10.4	$0.6
Interest and other expense on debt	23.9	23.3	26.0
Provision (benefit) for income taxes	13.0	4.1	(2.0)
Depreciation and amortization expense	14.2	11.5	15.7
EBITDA	$80.6	$49.3	$40.3
Adjustments to gain on bargain purchase	—	—	3.2
Reorganization	0.9	0.7	1.8
Foreign currency transaction (gains) losses	0.6	(2.0)	(1.6)
Loss on retirement of debt	0.2	—	1.7
Purchase consideration and other transaction costs	0.9	1.5	3.8
Other adjustments	(0.1)	(0.6)	0.4
Adjusted EBITDA	$83.1	$48.9	$49.6

Adjusted EBITDA	$83.1	$48.9	$49.6
LIFO expense (income)	(20.1)	13.3	0.9
Adjusted EBITDA, excluding LIFO expense (income)	$63.0	$62.2	$50.5

Net sales	$1,230.8	$941.3	$1,160.0

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	5.1%	6.6%	4.4%

Gross profit	$231.3	$164.9	$199.7

Gross margin	18.8%	17.5%	17.2%

Gross profit	$231.3	$164.9	$199.7
LIFO expense (income)	(20.1)	13.3	0.9
Gross profit, excluding LIFO expense (income)	$211.2	$178.2	$200.6

Gross margin, excluding LIFO expense (income)	17.2%	18.9%	17.3%

Gross profit	$231.3	$164.9	$199.7
LIFO expense (income)	(20.1)	13.3	0.9
Purchase accounting adjustments	—	—	2.2

Gross profit, excluding LIFO expense (income), and purchase accounting adjustments	$211.2	$178.2	$202.8

Gross margin, excluding LIFO expense (income), and purchase accounting adjustments	17.2%	18.9%	17.5%

Note: EBITDA represents net income before interest and other expense on debt, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses, gain on bargain purchase, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit plus LIFO expense (or minus LIFO income), divided by net sales, and gross margin, excluding LIFO expense (income) and purchase accounting adjustments, which is calculated as gross profit plus LIFO expense (or minus LIFO income) and purchase accounting adjustments divided by net sales. We have excluded LIFO expense (income) and purchase accounting adjustments from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do as well as remove the effect of non-cash purchase accounting adjustments. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), gross margin excluding LIFO expense (income) and purchase accounting adjustments, Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales, and Adjusted EBITDA, excluding LIFO expense (income), and purchase accounting adjustments as a percentage of sales may differ from that of other companies.

			Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income and Earnings per Share to Adjusted Net Income and Adjusted Earnings Per Share
(Dollars and Shares in Millions, Except Per Share Data)
			Fourth
	First Quarter		Quarter
	2019	2018	2018

Net income attributable to Ryerson Holding Corporation	$29.5	$10.4	$0.6

Adjustments to gain on bargain purchase	—	—	3.2
Restructuring and other charges	0.3	—	1.5
Loss on retirement of debt	0.2	—	1.7
Benefit for income taxes	(0.1)	—	(0.8)

Adjusted Net income attributable to Ryerson Holding Corporation	$29.9	$10.4	$6.2

Diluted Adjusted Earnings per share	$0.79	$0.28	$0.16

Shares outstanding - diluted	37.8	37.5	37.7

Note: Adjusted Net income and Adjusted Earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

			Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)
			Fourth
	First Quarter		Quarter
	2019	2018	2018

Net cash provided by (used in) operating activities	$(18.5)	$31.7	$119.8
Capital expenditures	(11.3)	(7.6)	(8.7)
Proceeds from sales of property, plant, and equipment	8.5	0.1	5.2
Free Cash Flow	$(21.3)	$24.2	$116.3

Market Capitalization	$320.6	$303.2	$237.4

Free Cash Flow Yield	(6.6%)	8.0%	49.0%

Note: Market capitalization is calculated using March 31, 2019, December 31, 2018, and March 31, 2018 stock prices and shares outstanding.

		Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Second Quarter 2019 Earnings per Share to Adj. EBITDA, excl. LIFO Guidance
(Dollars and Shares in Millions, except Per Share Data)

	Second Quarter 2019
	Low	High
Net income attributable to Ryerson Holding Corporation	$29	$33

Diluted earnings per share	$0.77	$0.87

Interest and other expense on debt	25	25
Provision for income taxes	12	14
Depreciation and amortization expense	14	14
EBITDA	$80	$86
Adjustments	2	4
Adjusted EBITDA	$82	$90
LIFO income	(18)	(22)
Adjusted EBITDA, excluding LIFO income	$64	$68

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.